Exhibit 99.1

MEMO

To: Board of Directors, ImmuCell

From: Linda Rhodes, VMD, PhD

Date: August 10, 2017

Subject: Resignation from the ImmuCell Board of Directors

I was elected to the Board of Directors of Zoetis effective August 3, 2017. Although legally there is no conflict of interest in serving on both the ImmuCell and Zoetis Boards, these companies have products that compete in the dairy and beef cattle market, and there may be a perception among investors and others that a conflict could arise. I have concluded that in order to avoid any perception of conflict, it is appropriate to resign my position as a member of the ImmuCell Board of Directors, effective immediately. I have enjoyed serving on the Board of ImmuCell over more than a decade as the company has grown and I wish ImmuCell great success particularly for their new, innovative products in development to serve the cattle markets.